EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

	September 30,	September 30,
SUBSIDIARY NAME	INCORPORATION	DATE
Spectrum Pharmaceuticals GmbH	Switzerland	04/26/97
Spectrum Pharma Canada Inc.	Canada	01/25/08
OncoRx Pharma Private Limited	India	05/01/08
RIT Oncology, LLC	Delaware	11/05/08
Spectrum Pharmaceuticals International Holdings, LLC	Delaware	01/04/12